HELP AT HOME, INC.
                              EXHIBIT 10.2
           FORM OF CONTRACT WITH ILLINOIS DEPARTMENT ON AGING

                      ILLINOIS DEPARTMENT ON AGING
                COMMUNITY CARE PROGRAM PROVIDER AGREEMENT
This Agreement made by and between the Illinois Department on Aging (hereinafter referred to as IDoA) and Help at Home, Inc., __________________________ (hereinafter referred to as Vendor) sets forth each and every one of the following as conditions for provision of services and receipt of payment under the Community Care Program.

1.   This Agreement shall become effective February 1, 1991 and shall
terminate June 30, 1992, unless extended by written    letter from IDoA.

2. The Vendor agrees to provide service(s) to persons eligible for Community Care Program services and provide said service(s) to persons in the following geographic area:

3. The Vendor agrees to accept IDoA s payment based on IDoA s fixed unit rate of reimbursement per unit, pursuant to rule Section 240.1930, for the specified service(s) identified below:

               Homemaker:          Chore-Housekeeping:

     Upon written notification from IDoA of a change in the fixed unit rate of reimbursement per unit, the Vendor agrees to provide service at that rate pursuant to all Community Care Program rules and requirements. Upon receipt of the written notification, should Vendor no longer wish to provide service at the newly established fixed rate of reimbursement, Vendor may exercise its termination rights within the time frames prescribed in the written notification.

     IDoA s share of costs of service as established in IDoA s rules shall constitute the complete satisfaction of IDoA obligation.

4. Payments under this Agreement shall be subject to the availability of a sufficient appropriation from State and/or Federal funds for the Community Care Program.

5. Time is of the essence when any action is required under this Agreement to be completed by a stated time. Failure by Vendor to complete such actions within the required time limits may result in a disallowance of payment for services rendered under this Agreement.

6. Vendor agrees to conform to all Community Care Program rules adopted pursuant to the Illinois Administrative Procedures Act (Illinois Revised Statutes, 1983, Chapter 127, paragraph 1001 et seq.) And policies and procedures issued by IDoA.

7. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

8. In the event any provision, term, or condition of this Agreement is declared void, unenforceable or against public policy, then said
Agreement shall be construed as though said term did not exist.
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9.   No subcontracts are authorized under this Agreement unless authorized in advance by  IDoA in writing.

10. This Agreement, including the rights, benefits and duties hereunder, shall not be assignable.

11. Vendor is required to submit to IDoA by the 15th of each month a Vendor Request For Payment (VRFP) for all authorized services rendered under this Agreement in the preceding month, in the form prescribed by IDoA.

12. All records and other information maintained by Vendor about persons receiving services under this Agreement are confidential and shall be protected by Vendor from unauthorized disclosure. However, nothing in this paragraph shall affect the requirements or provisions of paragraphs 13, 14, 15, 16, and 17.

13. Vendor shall maintain and make available to IDoA upon request, such financial and other records as are required by IDoA to comply with Federal and/or State reporting requirements. Vendor shall provide such cost data as may be necessary to determine reimbursement rates. All records, information and documentation shall be maintained by vendor for a minimum of three (3) years from the termination date of this Agreement, or for a period of time otherwise specified by IDoA.

14. If, as a result of IDoA review, billing discrepancies are indicated, Vendor must upon IDoA request, purchase a limited scope financial audit to reconcile Vendor Request For Payments, including supplemental billings, to service documentation, client eligibility, Client Agreement - Plan of Care and resultant payment by IDoA.

15. Vendor agrees to provide IDoA with an annual financial report completed in accordance with Generally Accepted Audit Standards and Audit Guidelines issued by the Department. The annual financial audit report shall be filed within six (6) months after the close of the Vendors business fiscal year.

16. Vendor agrees to adhere to all financial disbursement requirements in addition to attendant reporting requirements regarding apportionment revenues for homemaker and chore-housekeeping services as stated in the Community Care program rule, Section 240.2040, adopted pursuant to the Illinois Administrative Procedures Act.

17. IDoA and its designees shall be permitted access to all financial and other records maintained by Vendor which pertain to services rendered under this Agreement.

18. All program records, case notes, reports, related information and documentation, including client files, which are generated as a result of the Agreement shall be considered property of the Department.

19. IDoA assumes no liability for the actions of Vendor under this Agreement. Vendor is an independent contractor and assumes all risk and loss occasioned by Vendor s performance of this Agreement. Vendor agrees to hold the State of Illinois, IDoA, its officers, agents and employees harmless from any and all liabilities, claims, damages, suits, costs, fees, and expenses incident thereto, for injuries or death to persons or for loss of or damage to property because of Vendor s actions. In the event of any demand or claim against the State of Illinois, IDoA, or any of its officers, agents and employees, such parties may elect to defend such claim, and be indemnified by Vendor.
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20.  Any requirements upon Vendor to purchase insurance shall not limit the liability of Vendor to make full indemnification for all costs in responding to, defending, compromising or settling of any claim or demand.

21. Vendor agrees not to claim to any State, Federal or other regulatory agency or in any court proceeding that vendor is a co-employer with the State of Illinois for the employees employed to perform the services covered by this Agreement. Violation of this provision shall be cause for termination and shall bar renewal of this Agreement.

22. Nothing in the Agreement shall prevent the Vendor from performing identical or similar services for other parties than Community Care program clients.

23. Vendor certifies that it is/is not (circle one) a charitable organization subject to the Illinois Charitable Trust or Solicitation Acts and, if subject to either of these Acts, that all appropriate registration material and annual reports have been filed with the State of Illinois Attorney General.

24. Vendor certifies that he/she/ the firm has not been convicted of bribery or attempting to bribe an officer or an employee of the State of Illinois, nor has Vendor made an admission of guilt of such conduct which is a matter of record.

25. Vendor shall abide by the Federal Civil Rights Act of 1964, the Federal Rehabilitation Act of 1983, the Human Rights Act, the Federal Immigration Reform and Control Act of 1986, and all other Federal and State laws, regulations, or orders which prohibit discrimination because of race, color, religion, sex, national origin, ancestry, age, marital status, physical or mental handicap, including the non-discrimination policy and procedures promulgated by IDoA with respect to Civil Rights Compliance.

26. The contractor certifies that it is not in default on an educational loan as provided in Public Act 895-827.

27. The contractor certifies that it has not been barred from contracting with a unit of State or local government as a result of a violation of Section 33E-3 or 33E-4 of the Criminal Code of 1961.

28. All terms and conditions of this contract and any subsequent amendments, together with the Vendor Proposal, approved forms, and all sheets and documents as are made a part hereof, shall constitute the entire present Agreement between IDoA and Vendor and shall be considered public information in accordance with the provisions of the Freedom of Information Act (Illinois Revised Statutes, 1983, Chapter 116, paragraph 201, et seq.).

29. Any statements, provisions, or considerations contained in the response to the Request for Proposal that are inconsistent with the provisions of this Agreement shall be of no force or effect.
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30.  The Vendor furnishes services with the understanding that payment is made from Federal and/or State funds and that any falsification or concealment of a material fact with regard to services provided or charges submitted may lead to appropriate legal action and immediate termination of this Agreement. Payments made for unauthorized services must be repaid and amounts due for repayment for unauthorized service may be deducted from any amounts due Vendor.

31. This Agreement may be amended by the mutual consent of both parties at any time during its term. Amendments to this Agreement shall be in writing, signed by both parties or their authorized representatives. Vendor non-compliance with the terms of this Agreement may result in its immediate termination or suspension of service or referrals or other sanctions as appropriate and as outlined in rule.

32. This Agreement may be terminated without cause by either party upon thirty (30) days written notice.

33. Under penalties of perjury, I certify that____________________ is my correct Federal Taxpayer Identification Number. I am doing business as a (please check one):

     Individual               Real Estate Agent    Sole Proprietorship
     Governmental Entity      Corporation          Tax Exempt Organization
     Partnership              Trust or Estate      Not-for-profit Corporation
     Medical and Health Care Services Provider Corporation

34. All notices required or desired to be sent by either party shall be sent to the following respective addresses:

          IDoA

          Illinois Department on Aging       Help at Home, Inc.
          421 East Capitol Avenue            223 West Jackson Blvd.
          Springfield, Illinois 62701        Chicago, IL 60606


          Director                           Typed Name and Title of
                                        Vendor Representative
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